Exhibit 99.1



Rheometric Scientific Completes Sale of Core
Rheology Business to Waters Corporation


Company to Change Name to "Proterion Corporation" to Reflect Focus on Life Sciences Business

PISCATAWAY, N.J.--Jan. 16, 2003--Rheometric Scientific, Inc. (AMEX: RHM), a leading provider of computer-controlled materials test systems used for physical property measurements, today announced that it has completed the sale of its rheology instruments and services business to the TA Instruments Division of Waters Corporation (NYSE:WAT) for $17 million in cash and the assumption of $6 million in liabilities.

Rheometric Scientific retains its life sciences business. Proceeds from the sale will be used in part to retire all of the Company's bank debt, discharge certain other obligations, buy out the Company's lease obligation at its Piscataway, NJ headquarters and provide interim working capital for the Company's life sciences business.

At a special meeting of stockholders, which preceded the sale, stockholders approved the sale and an amendment to the certificate of incorporation that changes the Company name from "Rheometric Scientific Inc." to "Proterion Corporation".

Robert M. Castello, Chairman of the Board and Chief Executive Officer stated, "This action allows us to focus on the more attractive growth prospects of our life sciences business. We are very excited about the opportunity to build the "Proterion" brand.

Entering the life science business was fundamental to our original strategic plan and was accomplished through the acquisitions of Protein Solutions Inc. and Aviv Instruments. The global capital equipment recession of the past two years has placed a significant strain on our ability to adequately fund both our core rheology and new life sciences businesses. With their commitment to the physical properties measurement business, Waters is better positioned to provide to our existing customers, suppliers, and employees the resources necessary to carry on and build upon our leadership position in rheology."

Paul S. Mangano, President and Chief Operating Officer, commented that the initial vision of the Company was to build a life sciences business with higher growth potential to complement the more mature, low growth rheology business. The Company's life sciences business has grown to represent approximately 18% of the Company's total revenue.

The life sciences business markets and services two lines of optical-based instruments for protein and bimolecular characterization. One is based on dynamic laser light scattering (DLS) technology, which was obtained through the acquisition of Protein Solutions. The other is based on circular dichroism (CD) spectroscopy. The CD instrument line was acquired in the acquisition of Aviv Instruments.


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Recently, the Company introduced an instrument using plasmon waveguide resonance
(PWR) technology. This novel spectroscopic technique was licensed and developed under a cooperative agreement with the University of Arizona and allows researchers to study molecular interactions, protein structure changes and molecular orientation in membrane environments. The PWR technology is currently being offered on a limited, application-specific basis.

Applications of the PWR technology currently available include studying membrane-bound proteins and peptides, studying interactions and structures, and characterizing lipid bilayers. The PWR technology is used in the study of G-protein-coupled receptors (GPCRs), a class of membrane proteins involved in cell signaling and regulations. GPCRs play a significant role in many physiological activities, including pain regulation and cardiovascular and neurological behavior, making them important receptors for potential therapeutic drug candidates.

The Company's stock will continue to be traded on the American Stock Exchange under the "RHM" ticker symbol until January 22, 2003. The new symbol "PRC" will go into effect the following day.

Paul S. Mangano, stated: "Proterion Corporation is a more suitable name that reflects our strategic focus on the life sciences, specifically as a leading supplier of instruments and services used in both protein function and structure determination. Our products allow corporate and academic research scientists to explore and analyze proteins beyond traditional techniques."

More information about Proterion Corporation's life science products can be found on the World Wide Web at www.protein-solutions.com or in the near future at www.proterion.com or by calling 800-735-8550.

This press release includes forward-looking statements, which are subject to inherent uncertainties when discussing future results. Various factors could cause the Company's actual results to differ materially from those projected. The Company assumes no obligation to update its forward-looking statements or advise of changes in the assumptions and factors on which they are based. Specific risk factors may be detailed from time to time in the Company's Securities and Exchange Commission filings.

----------------------------
Contact:

          Rheometric Scientific, Inc.
          Dawn Morin, 732/560-8550
          morin@rheosci.com


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